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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

ElkCorp

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ElkCorp
14911 Quorum Drive, Suite 600
Dallas, Texas 75254-1491
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
       ElkCorp will hold its 2005 Annual Meeting of Shareholders at its corporate headquarters at 14911 Quorum Drive, Suite 600, Dallas, Texas 75254-1491 on Tuesday, October 25, 2005, at 10:00 a.m. local time. The purpose of the meeting will be to vote on the following proposals and any other business that is properly presented at the meeting or any adjournment of the meeting:
       Proposal 1. To elect three directors for a three-year term; and

Proposal 2.	To ratify the appointment of independent auditors for fiscal 2006.
       The record date for the Annual Meeting is Tuesday, September 6, 2005. Only shareholders of record at the close of business on that date can vote at the meeting.
       For at least ten days prior to the meeting, ElkCorp will maintain, at its address above, an alphabetical list of the names and addresses of shareholders eligible to vote at the meeting. The list will also contain the number of shares registered in the names of those shareholders.
       Please review the attached proxy statement for further information relevant to the Annual Meeting.

David G. Sisler
Senior Vice President,
General Counsel and Secretary
Dated: September 16, 2005
IMPORTANT
     PLEASE VOTE. YOU MAY VOTE BY:

•	SIGNING AND RETURNING THE ACCOMPANYING PROXY CARD.

•	VOTING BY TELEPHONE OR BY INTERNET. See the proxy card for instructions.
     OR

•	VOTING IN PERSON AT THE MEETING (if you are a shareholder of record).
Any shareholder having a disability requiring special assistance who would like to attend the Annual Meeting may call ElkCorp at (972) 851-0519.

ElkCorp
PROXY STATEMENT — 2005 ANNUAL MEETING OF SHAREHOLDERS

ElkCorp
14911 Quorum Drive, Suite 600
Dallas, Texas 75254-1491
PROXY STATEMENT
ABOUT THE MEETING

•	Who Can Vote

•	How You Can Vote

•	Revoking Your Proxy

•	Required Votes

•	Other Matters to be Acted Upon at the Annual Meeting

•	Expenses of Solicitation
      With this proxy statement, the Board of Directors of ElkCorp is soliciting your proxy for our 2005 Annual Meeting of Shareholders to be held on Tuesday, October 25, 2005. The proxy will also apply to any adjournment of that meeting. We are mailing this proxy statement and the proxy card to our shareholders beginning September 16, 2005. At this year’s Annual Meeting, our shareholders will vote on a proposal to elect three directors for a three-year term, and a proposal to ratify the appointment of independent auditors for fiscal 2006.
Who Can Vote
      If you are a record holder of ElkCorp Common Stock at the close of business on September 6, 2005, you may vote at the Annual Meeting. On that record date, 20,320,439 shares of Common Stock were outstanding and entitled to vote. Each share is entitled to cast one vote on each proposal.
How You Can Vote
      If you return your signed proxy card or vote by telephone or internet before the Annual Meeting, we will vote your shares as you direct. You may specify whether your shares should be voted for all, any one or more, or none of the nominees for director. You may also specify whether you vote for, against, or abstain from our proposal to ratify independent auditors. If you vote by telephone or internet, you are granting a proxy to vote all shares corresponding to your control number to the persons listed on the proxy card, and you are authorizing our tabulation agent to confirm your telephonic or internet vote to those persons. If you vote via the internet, you should understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies, which you must bear.
      If you participate in the ElkCorp Employee Stock Ownership Plan (ESOP), your proxy card will serve as voting direction for the ESOP trustee, who is the record owner of all ESOP shares. If an ESOP participant votes by telephone or internet, the participant is authorizing the Company’s tabulation agent to confirm the participant’s telephonic or internet voting direction to the ESOP trustee. The ESOP trustee or its nominee may impose a participant deadline several days in advance of the meeting in order for its timely voting to be administratively feasible. This year, ESOP participants must submit their proxy card or internet or telephonic vote for receipt no later than 12:00 p.m., Central Daylight Time, on October 18, 2005. The ESOP trustee will vote all unvoted ESOP shares, whether or not allocated to participants’ accounts, in proportion to voting of shares for which votes are directed by ESOP participants.
IF YOU SIGN AND RETURN YOUR PROXY, BUT DO NOT SPECIFY HOW YOU
WANT TO VOTE YOUR SHARES, WE WILL VOTE THEM “FOR” ALL DIRECTOR
NOMINEES AND “FOR” THE OTHER PROPOSAL.

Revoking Your Proxy
      If you are an ElkCorp shareholder of record, you may revoke your proxy at any time before it is exercised in any of the following three ways:

•	by submitting written notice of revocation to the Secretary of ElkCorp;

•	by submitting another proxy that is properly signed and dated after your previously submitted proxy;
or

•	by voting in person at the Annual Meeting.
Required Votes
      Shareholders of 51% of our outstanding Common Stock must be present in person or represented by proxy at the Annual Meeting to be a quorum for the transaction of business. The affirmative vote of a majority of the votes cast at the Annual Meeting is required for a proposal to pass, including election of directors.
      An abstention, vote to withhold authority, or broker non-vote with respect to any proposal will not be voted, although it will be counted for purposes of determining whether there is a quorum for that proposal. Accordingly, an abstention, a vote to withhold authority, and a broker non-vote each will have no effect on the outcome of the election of directors or the vote on the other proposal. A broker non-vote occurs when a broker holds shares in nominee form, or “street name,” and is unable to vote the shares on a matter because it is “nondiscretionary” under New York Stock Exchange (NYSE) rules or the broker’s agreement with the beneficial owner of the shares.
      For this year’s Annual Meeting, under NYSE rules, if you hold your shares in “street name” through a broker or other nominee, your broker or nominee may be permitted to exercise voting discretion with respect to Proposals 1 and 2.
Other Matters to be Acted Upon at the Annual Meeting
      We do not know of any other matters to be presented or acted upon at the Annual Meeting. Under our Bylaws and Delaware law, no substantive business for this year’s Annual Meeting was proposed on a timely basis other than election of directors and ratification of independent auditors for fiscal 2006. If any other matter (e.g., a procedural matter) is presented at the Annual Meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the proxies listed on the proxy card.
Expenses of Solicitation
      Our Board of Directors is soliciting proxies with this proxy statement. ElkCorp will pay the costs of this solicitation. Our officers and employees may solicit proxies by further mailings or personal conversations, or by telephone, facsimile or e-mail. If they do so, ElkCorp will not pay them extra compensation for their solicitation efforts (other than their ordinary salary and other ordinary compensation). We will, upon request, reimburse brokerage firms and others at rates prescribed by the Securities and Exchange Commission (SEC) for forwarding proxy materials to beneficial owners of our Common Stock.
      The Company may retain the services of a proxy solicitor to solicit proxies by mail, telephone, facsimile or personal contact. The Company would pay the costs of the proxy solicitor.

ELKCORP STOCK OWNERSHIP
      The following table contains certain information about the beneficial ownership of our Common Stock, as of September 6, 2005, by each of our directors and nominees for director, and our executive officers named in the Summary Compensation Table in this proxy statement, and all of our current directors, director nominees and executive officers as a group. Each of the individuals marked with an asterisk below is the owner of less than one percent of the Company’s outstanding Common Stock.

	Amount and Nature of		Percent of
Name	Beneficial Ownership(1)		Class

Steven J. Demetriou	1,000		*
James E. Hall	316,775	(2)	1.56
Thomas D. Karol	291,199	(3)	1.42
Dale V. Kesler	37,430	(4)	*
Shauna R. King	5,430	(5)	*
Michael L. McMahan	18,446	(6)	*
Richard A. Nowak	252,977	(7)	1.23
David W. Quinn	49,430	(2)	*
Gregory J. Fisher	80,779	(8)	*
Matti Kiik	65,301	(9)	*
David G. Sisler	81,915	(10)	*
All directors, director nominees, and executive officers as a group (14 persons)	1,379,559	(11)	6.55

(1)	The listed persons have direct ownership and sole voting and investment power with respect to all shares in the table, except for (i) option shares as shown in notes (2) through (11); (ii) shares allocated to such persons’ accounts in the ESOP, as to which voting and investment power is shared; (iii) unvested restricted stock, as to which such persons have sole voting power but no investment power until vested; and (iv) certain shares that are treated as beneficially owned by such persons for purposes of this table, such as, but not limited to, shares which are held in the names of their spouses, minor or resident children, family partnerships, or by such persons as trustee or custodian.

(2)	Includes options currently exercisable for 43,450 shares.

(3)	Includes options currently exercisable or exercisable within sixty days for 188,897 shares. Options for one-half of such shares are held for the benefit of Mr. Karol’s ex-spouse pursuant to a domestic relations order. Also includes 18,804 shares of vested and unvested restricted stock for which transfer to Mr. Karol’s ex-spouse is pending pursuant to that order. Mr. Karol disclaims beneficial ownership of the portion of the options and the underlying shares and all shares of restricted stock that are held pending division or transfer pursuant to the domestic relations order.

(4)	Includes options currently exercisable for 34,450 shares.

(5)	Includes options currently exercisable for 2,950 shares.

(6)	Includes options currently exercisable for 16,450 shares.

(7)	Includes options currently exercisable or exercisable within sixty days for 170,749 shares.

(8)	Includes options currently exercisable or exercisable within sixty days for 44,795 shares.

(9)	Includes options currently exercisable or exercisable within sixty days for 41,853 shares.

(10)	Includes options currently exercisable or exercisable within sixty days for 63,953 shares.

(11)	Includes options currently exercisable or exercisable within sixty days for 753,120 shares.

      The following table contains certain information as of the record date, or such other date indicated below, about beneficial owners who are known to own more than 5 percent of the outstanding shares of our Common Stock.

Name and Address of	Shares of		Percent
Beneficial Owner	Common Stock		of Class

Lord Abbett & Company, Inc.	1,443,362	(1)	7.10
90 Hudson Street Jersey City, NJ 07302-3973
Reich & Tang Capital Management	1,237,150	(2)	6.09
600 Fifth Avenue, 8th Floor New York, NY 10020-2302
Trustee for the ElkCorp Employee Stock Ownership Plan	1,107,786	(3)	5.45
c/o ElkCorp 14911 Quorum Drive, Suite 600 Dallas, TX 75254-1491

(1)	According to Schedule 13F dated as of June 30, 2005.

(2)	According to Schedule 13F dated as of June 30, 2005. Acts as investment advisor for various clients; has shared voting and investment power as to all such shares. Disclaims beneficial ownership of such shares.

(3)	Has shared voting and investment power as to all such shares.
      As far as we know, including through our review of public reports under section 13(d) of the Securities Exchange Act of 1934, no other single person or group beneficially owns more than five percent of the outstanding shares of Common Stock. The information in the table may not be current due to time lags inherent in the reporting process.
BOARD OF DIRECTORS

•	Committees Established by the Board

•	Compensation Committee Interlocks and Insider Participation

•	Compensation of Directors

•	Audit Committee Report
      Our Board of Directors provides guidance and strategic oversight to our management with the objective of optimizing shareholders’ returns on their investment in ElkCorp. The Board intends to ensure that there is independent review and oversight of management, as well as approval of significant strategic and management decisions affecting the Company.
      To this end, for many years a majority of our Board has consisted of non-employee directors. Currently, five of seven directors have been determined by our Board to be independent under NYSE rules and the ElkCorp Corporate Governance Guidelines. No less than annually, our Board of Directors makes an affirmative determination as to each director’s independence, based on directors’ responses to detailed questionnaires and director self reporting. The Board determines whether each director is free of a material relationship with ElkCorp, its subsidiaries, affiliates or officers, other than his/her relationship as a director or Board committee member, and is otherwise independent. The Board confirms whether a director is disqualified from independence under applicable SEC or NYSE standards, and any other applicable laws, regulations, and rules. In addition, our Board makes a more subjective judgment whether the director is free of any other direct or indirect relationship with ElkCorp or its subsidiaries that is reasonably likely to interfere with the director’s exercise of his or her independent judgment based on the corporate merits of a subject before the Board rather than extraneous considerations or influences.
      In fiscal 2005, our Board determined that Directors Hall, Kesler, King, McMahan and Quinn do not have any relationships with the Company other than their service as directors or Board committee members and are independent, and that Directors Karol and Nowak do not qualify as independent under applicable rules. Our independent directors have the opportunity to meet in closed session as part of each Board meeting.

Independent directors who serve on our Executive Committee act as facilitators for these closed sessions and rotate as the presiding director at these sessions.
      Furthermore, the Board of Directors, as recommended by the Corporate Governance Committee, has adopted the ElkCorp Corporate Governance Guidelines published on our website at www.elkcorp.com. The Guidelines are intended to formalize certain elements of the Company’s commitment to sound corporate governance. Among other things, the Guidelines provide that directors are precluded from standing for election to the Board after their 70th birthdays and are required to retire from the Board at the end of the term during which such birthday falls.
      Regular meetings of the Board are scheduled throughout the year, and special meetings are held when required. The Board held six meetings in fiscal 2005. In fiscal 2005, all directors then serving attended all Board meetings and more than seventy-five percent of the meetings of committees on which they served, in person or by conference telephone. Although we do not have a formal policy for director attendance at our annual meeting of shareholders, we encourage them to attend, and the meeting is scheduled in tandem with a regular Board meeting. For the past several years, all directors have attended our annual meeting of shareholders, except that Mr. Hall was prevented from attending the 2003 Annual Meeting of Shareholders in person because he was recovering from a recent surgery.
Committees Established by the Board
      Our Board of Directors has established the committees described below to assist it in discharging its responsibilities. Each of the committees, other than the Executive Committee, is composed entirely of directors the Board has determined to be independent and “financially literate” under NYSE rules and the ElkCorp Corporate Governance Guidelines.
      Audit Committee. The Audit Committee, which met ten times in fiscal 2005, is composed of David W. Quinn (Chairman), James E. Hall, Dale V. Kesler, Shauna R. King, and Michael L. McMahan. The Board believes that Messrs. Kesler and Quinn and Ms. King qualify as “financial experts” under the Sarbanes-Oxley Act of 2002. Mr. Kesler serves as a member of three other public company audit committees. In fiscal 2005, the Board considered Mr. Kesler’s board and committee service for other companies, and determined based on his time commitments, work ethic, experience and qualifications, including his financial expertise, that such service would not impair his ability to effectively serve on our Audit Committee and that he was an appropriate member of the Audit Committee, Board and the other committees on which he serves.
      The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. Our Board of Directors chartered the Audit Committee to assist the Board in fulfilling its oversight responsibilities as to auditing, accounting and financial information ElkCorp provides to any governmental body or the public. The Audit Committee’s responsibilities are described in detail in the Audit Committee Charter, which is published on our website at www.elkcorp.com and is attached to this proxy statement as Exhibit A. The Board has determined that the committee ordinarily will meet at least five times per year. The Audit Committee’s Report is found at page 7.
      Compensation Committee. The Compensation Committee, which met four times in fiscal 2005, is composed of Messrs. Kesler (Chairman), Hall, McMahan and Quinn and Ms. King. The committee reviews and recommends to the Board the compensation of the Company’s executive officers and, subject to ratification by the Board, makes grants of stock options, restricted stock or other awards under the Company’s Equity Incentive Compensation Plan. The committee’s duties are described in the Compensation Committee Charter, which is published on our website at www.elkcorp.com. This committee describes its philosophy and determinations for fiscal 2005 in the Compensation Committee Report beginning on page 12.
      Corporate Governance Committee. In response to shareholder requests, our Board established the Corporate Governance Committee (originally called the Nominating Committee) in October 2001. The Corporate Governance Committee met three times in fiscal 2005. The Corporate Governance Committee consists of Messrs. Hall (Chairman), Kesler, McMahan and Quinn and Ms. King. The purpose of the Corporate Governance Committee is to consider, report periodically and submit recommendations to the

Board on all matters relating to the corporate governance of ElkCorp, including without limitation the selection, qualification and nomination of director candidates. The Corporate Governance Committee’s responsibilities are described in detail in its charter, which is published on our website at www.elkcorp.com.
      Executive Committee. The Board established the Executive Committee primarily to act upon urgent matters when our Board is not in session. As set forth in the ElkCorp Corporate Governance Guidelines, the Executive Committee will consist of the Chairman of the Board, Chief Executive Officer and President of the Company, if they serve on the Board, and an equal or greater number of independent directors. Through the quorum and unanimous vote requirements for Executive Committee action, the Board has ensured that each independent director on the Executive Committee in effect may veto any Executive Committee action or require that it be voted on by the full Board. In fiscal 2005, the Executive Committee met twice. The Executive Committee consists of Messrs. Karol (Chairman), Nowak, McMahan and Quinn.
Compensation Committee Interlocks and Insider Participation
      During fiscal 2005, no member of our Compensation Committee was an officer (or former officer) or employee of the Company or its subsidiaries. No ElkCorp director or executive officer had a relationship with ElkCorp or any other company during fiscal 2005 that the SEC defines as a compensation committee interlock that should be disclosed to shareholders.
Compensation of Directors
      The Compensation Committee of our Board of Directors sets director compensation. As it did for executive compensation, the Committee engaged an independent third party compensation consultant to perform a marketplace compensation analysis. Similar to its approach with executive officers, the Committee sought to establish annual outside director fees at levels approximating the market 50th percentile, and the value of equity incentive compensation at a level approaching the market 62nd percentile.
      At current rates, each of our non-employee directors receives annual cash compensation of $25,000, a $5,000 annual retainer for any service as a committee chair, $1,500 for physical attendance at each Board meeting, $1,000 for physical attendance at each committee meeting, and $500 for telephone participation at each meeting of the Board or a Board committee. Under the Company’s Deferred Compensation Plan, a director is able to elect annually to defer all or a portion of his or her director’s fees and to have such deferred fees earn returns tied to certain investment alternatives.
      In addition, each non-employee director currently receives, on an annual basis, equity awards under our Equity Incentive Compensation Plan. In October 2004, the Company awarded each non-employee director options to purchase 2,950 shares of Common Stock at an exercise price equal to the fair market value of the shares at the date of grant and 1,480 shares of restricted stock. The options are immediately exercisable, have a ten-year term, and will be exercisable for a five-year period after termination of a director’s service due to death, disability or retirement after age 62, but are exercisable only for three months after termination of their service for any other reason; however, the options may never be exercised after their original expiration date. The restricted stock vests 100 percent three years after issuance with continued service as a director.
      A director who is also an employee of ElkCorp is not entitled to any additional compensation for serving as a director.

AUDIT COMMITTEE REPORT
      The Audit Committee of the Board of Directors, which is governed by a formal charter, is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities for the Company’s financial reporting process and the quality of its financial reporting. In performing our responsibilities, the Committee relies on the work and assurances of the Company’s management, which has primary responsibility for financial statements and reports. We have reviewed the audited financial statements and the annual report with management and the Company’s independent auditors, including a discussion of the quality and preferability of applicable accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
      In addition, the Committee oversees the Company’s internal audit function. The internal audit function has historically been carried out by individuals that have additional financial reporting responsibilities for which they report directly to management. However, subsequent to June 30, 2004, the Committee and management established an independent internal audit capability that reports directly and independently to the Committee. The Committee has engaged Deloitte & Touche LLP to perform the internal audit function until ElkCorp develops in-house staffing dedicated entirely to internal auditing. The internal audit effort for fiscal 2005 was dedicated primarily to review, testing and other procedures to support certifications under Section 404(b) of the Sarbanes-Oxley Act of 2002.
      The Committee has been composed entirely of non-employee directors for many years. The Board has determined that each member of the Committee meets the independence and “financial literacy” requirements of New York Stock Exchange rules. We believe that three members of the Committee, Mr. Quinn, Mr. Kesler, and Ms. King, meet the definition of “financial expert” under the Sarbanes-Oxley Act. A copy of the Committee’s charter, as amended to date, is published on the Company’s website and is attached to this year’s proxy statement.
      We have discussed with the Company’s independent auditors, Grant Thornton LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement on Auditing Standards No. 90, Audit Committee Communications, by the Auditing Standards Board of the American Institute of Auditors.
      We have received and reviewed the written independence disclosures and letter from Grant Thornton LLP required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.
      Based upon these reviews and discussions, we recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005 which was filed with the Securities and Exchange Commission on September 6, 2005.
September 8, 2005

ElkCorp Audit Committee
David W. Quinn, Chairman
James E. Hall
Dale V. Kesler
Shauna R. King
Michael L. McMahan

PROPOSALS
Proposal 1: Election of Three Directors for a Three-year Term

•	Election of Directors — General

•	Nomination of Directors

•	Directors Nominated for Election this Year for a Term Expiring in 2008

•	Directors Continuing in Office
Election of Directors — General
      Our certificate of incorporation provides for three classes of directors as equal in number as possible. Each class serves for a three-year term, with one class elected each year. Currently, the Board of Directors is composed of seven members. Our corporate governance guidelines express a preference for a supermajority of independent directors, and the Corporate Governance Committee intends to conduct an additional search for qualified candidates for one or more additional independent director positions. Under our bylaws, the Board will consist of from five to nine directors, as established by the Board. To establish a Board of less than five or more than nine directors would require a bylaw amendment approved by shareholders.
      The three directors whose terms expire at this year’s Annual Meeting are Michael L. McMahan, Richard A. Nowak and David W. Quinn. Mr. Quinn will retire from the Board on October 25, 2005. The Board of Directors, upon recommendation of the Corporate Governance Committee, nominated Mr. McMahan, Mr. Nowak and Mr. Steven J. Demetriou for election at the Annual Meeting as directors. If elected, each will serve until the 2008 Annual Meeting of Shareholders, or if earlier, when he resigns, is removed or is succeeded by another qualified director who has been elected. Each other director will continue in office until the expiration of the term of their class at the Annual Meeting of Shareholders in 2006 or 2007, as applicable, or their earlier death, disability, resignation, removal, or succession by another qualified director who has been elected.
Nomination of Directors
      Our Corporate Governance Committee, made up entirely of independent directors, is charged with the responsibility to determine and recommend to the Board the size and composition of the Board, and to find, interview and recommend the nomination of individuals for election to the Board. At a minimum, our Corporate Governance Committee believes that any nominee it recommends should be financially literate and otherwise qualified by education or experience and, in the case of non-management nominees, independent. Beyond that, late in fiscal 2003, the Committee developed a matrix of desired business experience, qualifications, and characteristics that we should seek on our Board, with emphasis on dimensions that would be important in overseeing ElkCorp’s specific strategies and operations. Current directors’ attributes were analyzed in this matrix, and from that the Committee developed the desired strengths and attributes of additional directors who would add synergies and diversity to the existing Board. One of the Committee’s primary objectives this year was to develop a strong candidate who was a chief executive officer of another publicly held company facing similar regulatory, strategic and operational issues.
      Our Corporate Governance Committee then hired outside director search consultants to find and develop a list of several qualified candidates, with an emphasis on candidates who had desired strengths and attributes and would be able to work effectively with the Board and management. The Committee also utilized their own professional networks to develop candidates. These candidates were reviewed and/or interviewed by members of the Committee and senior management. Based on this search and interview process, with management’s concurrence, the Corporate Governance Committee selected Mr. Steven J. Demetriou for recommendation as a Board nominee for the class of directors to be elected at our 2005 Annual Meeting of Shareholders. Mr. Demetriou was initially proposed as a potential candidate by a third-party search firm and later recommended by an independent director, Mr. Kesler, based on personal contact with him at another company. The Committee intends to continue to seek additional qualified independent director candidates for potential nomination in the future.
      In developing recommended nominees, the Corporate Governance Committee also has access to the information developed by each Board committee in its annual performance self-assessment, and information developed by the Compensation Committee in assessing the performance of the full Board in conjunction with its annual determination of outside director compensation. Formal annual Board performance assessments commenced in fiscal 2005.
      If a nominee becomes unavailable for election due to unforeseen circumstances (such as death or disability), our Board may either reduce the number of directors or substitute another person for the nominee, in which event the shares voted for the unavailable nominee will be voted for the substitute nominee.
      The following information about the nominees for director and each current director continuing in office is as of September 1, 2005.
Directors Nominated for Election this Year for a Term Expiring in 2008

Steven J. Demetriou, 47 —	Chairman of the Board and Chief Executive Officer of Aleris International, Inc.
      Steven J. Demetriou became Chairman of the Board and Chief Executive Officer of Aleris International, Inc. on December 9, 2004 following the merger of Commonwealth Industries, Inc. and IMCO Recycling Inc. He was appointed President and Chief Executive Officer of Commonwealth in June 2004 after serving as a member of that company’s board of directors since 2002. Before joining Commonwealth in 2004, Mr. Demetriou was President and Chief Executive Officer of Noveon, Inc. since 2001. From 1999 to 2001 he was Executive Vice President of IMC Global Inc. and also served as President, IMC Crop Nutrients. Prior to 1999, Mr. Demetriou held various leadership positions with Cytec Industries Inc., including Vice President, Global Specialty Resins and President, Cytec Asia. Upon recommendation of the Corporate Governance Committee, Mr. Demetriou was nominated by our Board of Directors to stand for election to the Board for the first time at the Company’s 2005 Annual Meeting of Shareholders.

Michael L. McMahan, 58 —	Independent Consultant
      Michael L. McMahan retired from Texas Instruments in May 2001 and is currently serving as an independent consultant to the wireless industry. During his last five years at Texas Instruments, Mr. McMahan served as the worldwide research & development director for TI’s Wireless Business Unit. He was elected as a TI Fellow in 1990. Mr. McMahan served on the President’s Export Council Subcommittee on Encryption, to which he was appointed in 2001, and currently serves on the Technical Advisory Board of SyChip. Mr. McMahan has served on the Board since 2001. He is a member of the Company’s Audit Committee, Compensation Committee, Corporate Governance Committee, and Executive Committee.
          Richard A. Nowak, 63 — President and Chief Operating Officer of ElkCorp
      Richard A. Nowak was elected by the Board as President and Chief Operating Officer of the Company on March 31, 2002. From September 24, 2001 until his election as President and Chief Operating Officer, he served as Executive Vice President of the Company. Mr. Nowak also serves as President and Chief Operating Officer of each of the Elk Building Products subsidiaries and is a director and officer of all but one of the Company’s other subsidiaries. From December 1998 until December 2001, he also served as President and Chief Executive Officer of Elk Corporation of Dallas (now known as Elk Premium Building Products, Inc.) and each of its subsidiaries. For more than ten years prior to December 1998, Mr. Nowak had served as Vice President — Sales or Vice President — Sales and Marketing of Elk Corporation of Dallas and its subsidiaries. Mr. Nowak serves as President and a director of the Asphalt Roofing Manufacturers Association. He has served on the Board of Directors of ElkCorp since 2001. He is also a member of the Executive Committee.
      The Board of Directors recommends a vote FOR each of the nominees for director.
Directors Continuing in Office
     Term Expiring in 2006

Thomas D. Karol, 47 —	Chairman of the Board and Chief Executive Officer of ElkCorp
      Thomas D. Karol was elected as the Company’s Chairman of the Board and Chief Executive Officer on March 31, 2002, upon Harold K. Work’s retirement from that position. Mr. Karol served as President and Chief Executive Officer of the Company beginning March 26, 2001. He also serves as a director and officer of all but one of ElkCorp’s subsidiaries. Mr. Karol served as President of the Brinkman Hard Surfaces Division of Beaulieu of America from December 1999 until February 2001. He had served as Chief Executive Officer of Pro Group Holdings, Inc. for more than five years prior to December 1999, when Pro Group Holdings was purchased by Beaulieu. The Brinkman Hard Surfaces Division of Beaulieu manufactured and distributed various flooring products. Mr. Karol is a director of Information Retrieval Methods, Inc., a private concern. He has served on the Company’s Board since 1998. He is also a member of the Executive Committee.

Dale V. Kesler, 66 —	Retired former Managing Partner, Arthur Andersen LLP, Dallas/ Fort Worth
      Dale V. Kesler retired in 1996 from Arthur Andersen LLP, where he was Managing Partner of the Dallas/ Fort Worth office from 1983 to 1994. He began employment with Arthur Andersen in 1962 and became head of the Audit Practice at the Dallas office in 1973. In 1982, he moved to Arthur Andersen’s headquarters where he was responsible for strategic planning worldwide for the Audit and Business Advisory practice of Arthur Andersen. From August through November 2000, Mr. Kesler served as interim President and Chief Executive Officer of American Homestar Corporation during its search for a new CEO. He currently serves on the boards of directors of New Millennium Homes, Triad Hospitals, Inc., Cellstar Corporation and Aleris International, Inc., and serves on several committees and boards of various charitable and civic organizations. Mr. Kesler has served on the Board since 1998. He serves on the Company’s Compensation Committee (Chairman), Audit Committee, and Corporate Governance Committee.

Term Expiring in 2007

James E. Hall, 70 —	Officer and Director of Chaparral Cars, Inc. and Partner of Condor Operating Company
      For more than five years, Mr. Hall has been President and a director of Chaparral Cars, Inc., which has built and operated cars for major national and international racing events, and Partner of Condor Operating Company, independent oil and gas operators. Mr. Hall is also a director and officer of Hall Racing, Inc. and Condor Aviation Company, Inc. Mr. Hall serves on the Corporate Governance Committee (Chairman), Audit Committee, and the Compensation Committee. He has served as a director since 1974.
          Shauna R. King, 48 — Independent Consultant
      Shauna R. King is serving as an independent consultant after serving in various management positions at PepsiCo for the previous ten years. From May 2000 to March 2003, she served as President and Global CIO of PepsiCo Shared Services, and in 2003 served in a special capacity as Chief Transformation Officer in which she was responsible for transforming PepsiCo into a more cohesive, unified company that would share similar business processes and common IT systems. For the six years previous to that, she served in various other management capacities within PepsiCo, including as Vice President and General Manager of Club Channels (1999-2000) and Vice President, Field Finance (1998-1999) for Frito-Lay, Inc. Ms. King serves on the Audit Committee, Compensation Committee, and the Corporate Governance Committee. She has served as a director since 2004.
Proposal 2: Ratification of Appointment of Auditors for Fiscal 2006
      The Audit Committee approved, effective August 8, 2005, the engagement of Grant Thornton LLP as the Company’s independent auditors for the fiscal year ending June 30, 2006. The Audit Committee previously approved, effective September 13, 2004, the engagement of Grant Thornton LLP as the Company’s independent auditors for the fiscal year ending June 30, 2005. The dismissal of PricewaterhouseCoopers LLP and the appointment of Grant Thornton LLP were made effective as of September 13, 2004.
      PricewaterhouseCoopers LLP’s audit reports on the Company’s financial statements as of and for the fiscal years ending June 30, 2003 and June 20, 2004 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ending June 30, 2003 and June 30, 2004, and the subsequent interim period through September 13, 2004: (i) there were no disagreements between the Company and PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to PricewaterhouseCoopers LLP’s satisfaction, would have caused PricewaterhouseCoopers, LLP to make reference to the subject matter of the disagreement in connection with its reports; and (ii) none of the Regulation S-K Item 304 reportable events occurred. The Company provided PricewaterhouseCoopers LLP with a copy of the foregoing statements. The dismissal of PricewaterhouseCoopers LLP was recommended by the Audit Committee.

Independent Registered Public Accounting Firm Fee Information
      The following table sets forth approximate aggregate fees billed to us for the fiscal year 2005 by our independent auditors, Grant Thornton LLP, and for the fiscal year 2004 by our prior independent auditors, PricewaterhouseCoopers LLP:

	FY2005	FY2004

Audit Fees	$360,971	$422,440
Audit-Related Fees(1)	411,462	57,380
Tax Fees(2)	0	0
All Other Fees(2)	0	0
TOTAL FEES	$772,433	$479,820

(1)	Audit-related fees for fiscal 2005 include fees for Sarbanes-Oxley certification related attestation services ($379,641) and benefit plan audits ($31,821). Audit-related fees for fiscal 2004 include fees for benefit plan audits ($34,000) and Sarbanes-Oxley certification readiness advice ($23,380). The Audit Committee pre-approved 100 percent of these services.

(2)	During the reported periods, the Company did not utilize Grant Thornton LLP or PricewaterhouseCoopers LLP for any services other than audit services and audit-related services.
      The Audit Committee has expressly required management to provide it with the opportunity to review and approve, in advance, any services, whether audit or non-audit services, to be provided by outside auditors. This pre-approval is considered on the basis of a description of services, budget for expected fees, and determination by the Committee that any non-audit services do not compromise the auditors’ independence. The Audit Committee, from time to time, may delegate pre-approval authority to one or more of its members. Any member or members to whom such authority is delegated would be required to report any exercise of such authority to the Committee at its next scheduled meeting.
      Although not required to do so, the Board of Directors is submitting the appointment of auditors for ratification at the meeting. In the past, our shareholders have ratified the appointment of independent auditors each year by an overwhelming majority. If shareholders do not ratify the appointment for fiscal 2006, however, the Board of Directors will reconsider the appointment. A representative of Grant Thornton LLP is expected to be present at the 2005 Annual Meeting of Shareholders, and should be available to respond to questions and have the opportunity to make a statement.
      The Board of Directors recommends a vote FOR the ratification of the appointment of Grant Thornton LLP as independent auditors for fiscal 2006.
EXECUTIVE COMPENSATION

•	Compensation Committee Report

•	Our Philosophy

•	Key Elements of Executive Compensation

•	Other Compensation

•	Summary of Factors Influencing Compensation for Fiscal 2005

•	CEO Compensation

•	Tax Deductibility of Executive Compensation

•	Performance Graphs

•	Summary Compensation Table

•	Long-term Incentive Plans — Awards in Fiscal 2005

•	Option Grants in Fiscal 2005

•	Aggregated Option Exercises During Fiscal 2005 and Values at June 30, 2005

•	Stock/ Loan Balances

•	Equity Compensation Plan Information

•	Change-in-Control (Severance) Agreements

COMPENSATION COMMITTEE REPORT
      The Compensation Committee of the Board of Directors, which is governed by a charter that is published on the Company’s website, is responsible for providing advice and recommendations to the Board and establishing the policies which govern executive compensation programs of the Company. The Committee also establishes compensation for officers of the Company and makes grants of awards under the Company’s Equity Incentive Compensation Plan. The Committee consists entirely of directors determined by the Board to be independent and free from interlocks with other companies’ boards of directors and compensation committees that could create conflicts of interest. In fiscal 2005, as in other recent years, the Committee utilized the services of an independent third-party compensation consultant to assist it in performing its responsibilities.

Our Philosophy
      Our philosophy, and the Board’s philosophy, is to offer key executive officers a competitive compensation package that is tied to the performance and contribution of the executive, as well as the overall success of the Company. The Company directly links executive and shareholder interests through equity-based plans and plans that reward the executive when the Company achieves specific operating results. The Committee’s objective is to motivate and reward executives for performance that enhances shareholder value, and to retain executives who are critical to the long-term success of the Company. The Committee and Board seek an appropriate balance between short- and long-term incentives in reviewing and approving compensation programs and individual compensation awards.

Key Elements of Executive Compensation
      In fiscal 2005, the key elements of compensation the Company paid to its executives were base salary, cash profit-sharing bonus payments, restricted stock grants, performance stock awards, stock options, and, as to executives who were not ElkCorp executive officers, stock loans under the Company’s Stock/ Loan Plan. The Company intends for each element of compensation to provide a distinct set of incentives to the executive.

•	Base Salary
      The Committee approves and recommends ratification to the Board of base salaries of the Company’s executive officers. We base our determination on our subjective evaluation of whether the proposed base salary is appropriate in relation to salaries in the Company’s compensation peer group and to the executive’s individual performance.
      Prior to approving salaries for fiscal 2005 and recommending ratification to the Board, we reviewed a survey of competitive salaries paid by other companies in the Company’s compensation peer group. Our independent consulting firm developed the survey. Our independent compensation consultants selected our peer group from their database of companies with revenues comparable to the Company’s. The Company used the survey data to establish the range of compensation for each executive, with the mid-point in that range being close to the median salary for the executive’s position within the compensation peer group. The executive’s progress in the applicable salary rate range generally depends upon their individual skills, abilities and performance.
      We also reviewed the Company’s annual performance evaluations for its executive officers. The executive officer’s immediate superior completed this annual performance review based on their evaluation of the executive’s achievement of individual strategic and operational goals, and fulfillment of established position requirements and expectations. The Committee conducted the evaluation of the Chairman of the Board and Chief Executive Officer and of the President and Chief Operating Officer by obtaining a performance review from their direct reports in addition to the Committee’s and Board’s own evaluations. None of the evaluations utilized by the Committee contained specific weighting of factors for determining overall job performance, but they did contain numerical grading of the executive’s performance as to each “quality requirement,” a goal established for that executive at the beginning of the fiscal year as part of the Company’s strategic planning.

•     Cash Profit-Sharing Bonus
      We believe that a significant portion of annual compensation for each executive officer should be linked solely to the Company’s short-term financial performance. Accordingly, in fiscal 2005 the Company paid quarterly cash profit-sharing bonuses when it achieved operating income that brought its return on beginning equity within a specified percentile range of returns generated by other NYSE companies. Management, the Committee and the full Board each certifies the Company’s actual quarterly performance versus the threshold, target and maximum levels established at the beginning of the fiscal year.
      Under the Company’s profit-sharing plan, each officer and eligible employee is assigned a “profit-sharing percentage” that is recommended by the Company and approved by the Committee based on a subjective evaluation of the executive’s position with the Company and potential to impact Company performance. The Compensation Committee also approves, subject to Board ratification, return on beginning equity (ROE) bands equal to specific percentiles of the ROE of other NYSE companies over the previous three years. For fiscal 2005, it approved three performance bands: a minimum threshold ROE (ROE(Min)) equal to the 32nd percentile of NYSE companies, a target ROE (ROE(Target)) equal to the 68th percentile of NYSE companies, and a maximum ROE (ROE(Max)) equal to the 84th percentile of NYSE companies. The ROE was converted to equivalent operating income before profit-sharing payments for purposes of profit-sharing calculations for ElkCorp and each operating subsidiary. We generally exclude non-recurring and extraordinary transactions from the calculation of operating income for profit-sharing purposes, but not operating income or losses from discontinued operations, based on what results are within the reasonable control of the Company’s management.
      If ROE(Min) for the fiscal year is not met, no cash profit-sharing will be paid. If ROE(Target) is met for the fiscal year, the annual cash profit sharing amount is equal to the executive’s annual salary multiplied by his or her profit sharing percentage. If ROE(Max) is met or exceeded, the annual cash profit sharing amount is equal to the executive’s annual salary multiplied by twice his or her profit- sharing percentage. Payments are prorated for performance between ROE(Min) and ROE(Max), according to the percentage beyond ROE(Min) of ROE(Target) achieved, or percentage beyond ROE(Target) of ROE(Max) achieved, as applicable. The annual cash profit-sharing amount is paid in quarterly “progress” installments, but payments for performance above target are not paid until the end of the fiscal year.
      For fiscal 2005, in accordance with its ROE performance of 19.9 percent, the Company made cash profit-sharing payments to its executive officers at 156.6 percent of target.

•	Long-term Incentive Compensation
      In fiscal 2004 and continuing into fiscal 2005, we conducted a series of meetings to consider whether our long-term incentive compensation strategy was optimal in light of the Committee’s pay for performance philosophy and current developments, including without limitation emerging accounting issues and shareholder preferences. The Committee engaged an independent third party compensation consultant to perform a marketplace compensation analysis and issue a recommendation for a new long-term incentive compensation strategy, taking into account best practices and the individual circumstances of the Company.
      As a result of its review, the Committee determined that it would be in the best interests of the Company and its shareholders to modify its long-term compensation program. Although it was the Committee’s intent to continue to maintain annual salary and bonus opportunity at levels approximating the market 50th percentile, and levels of long-term incentive compensation benchmarked to the market 62nd percentile, the Committee decided to alter the mix of vehicles utilized to provide that long-term compensation to executive officers. The proposed mix to be utilized for executive officers would include performance stock, a new vehicle not previously authorized or issued. Performance stock award payouts can be directly tied to a broad variety of performance measures the Committee may select based on business, regulatory or other conditions at the time of grant.

      As part of its new long-term incentive compensation strategy, our Compensation Committee adopted new stock ownership retention guidelines for our directors and officers, which provides that each individual director and officer is expected to retain no less than fifty percent, on an after-tax basis, of the Common Stock they acquire by way of equity incentive compensation awards. This guideline, which will apply prospectively, will be enforced through the Committee’s potential reduction of future awards if an officer is out of compliance with the retention requirement.
      Initially, the Committee intended that executive officers of the Company would receive 25 percent of long-term incentive compensation in the form of stock options and 75 percent in the form of performance stock. The Committee’s new long-term incentive compensation strategy, however, required shareholder approval of the 2004 Amended and Restated ElkCorp Equity Incentive Compensation Plan (2004 Plan) to authorize the issuance of performance stock not authorized under the prior plan. Accordingly, the new strategy was meshed with a “bridge cycle,” or transition phase, for July 2004 awards. For the bridge cycle awards made in July 2004, the Committee made and the Board ratified awards to executive officers of options and restricted stock, some of which was restricted stock substituted for the performance stock not yet authorized by the terms of the Company’s plans. These bridge cycle restricted stock awards also enabled payouts in fiscal 2006 and 2007, prior to the first potential payout in fiscal 2008 at the end of the first three-year performance cycle for the new performance stock awards. Upon shareholder approval of the 2004 Plan, the Committee made and the Board ratified initial awards of performance stock on a three-year performance cycle beginning July 1, 2004. Thus, no payouts will occur for those awards until August 2007, and then only if performance warrants the payout by exceeding the minimum “threshold” performance measures we approved as part of the awards, as described below under “Performance Stock.” Going forward, new performance cycles will be established so that the ends of such cycles will be “laddered.”
          °     Stock Loans/ Restricted Stock
      During fiscal 2005, the Company continued to maintain its Stock/ Loan Plan for more limited purposes than it was used historically. Under the Stock/ Loan Plan, the Company granted to certain key employees other than executive officers of ElkCorp the right to obtain a loan from the Company, the proceeds of which must be used to purchase the Company’s Common Stock or applied to recent Company stock purchases. The Company calculated stock loan grants by formula, based on a pre-set percentage of the executive’s cash profit-sharing bonuses. Percentages for the formula calculation varied by the executive’s job position. Loans granted under the Stock/ Loan Plan are then forgiven at a rate of 20 percent for each year of continuous service subsequent to the date of the loan.
      Since April 2002, the Company has not made stock loans to ElkCorp’s executive officers. As a result of the Sarbanes-Oxley Act of 2002, which contained broad personal loan prohibitions, the Stock/ Loan Plan is no longer a viable benefit program for these executive officers. In fiscal 2005, the Committee continued its modified practice of awarding restricted stock grants, under the 2004 Plan and its predecessor plan, in place of stock loans to ElkCorp executive officers. These awards had a value substantially equivalent to the value of the stock loans they would have received but for the prohibition. Accordingly, at the end of each fiscal quarter in which profit-sharing occurs, an ElkCorp officer will be entitled to a restricted stock award with a value equal to a specific percentage of the cash profit-sharing payment he or she receives for the same quarter. The value of the restricted stock award is divided by the then market price of the stock (with no discount for restrictions) to derive the number of shares of restricted stock awarded for the quarter. Fiscal 2005 restricted stock awards will vest ratably over five years with continued service to the Company or its subsidiaries.
      Like cash profit-sharing bonuses, restricted stock grants depend upon the Company’s achievement of short-term earnings targets. By operation of its formula, the Company makes larger restricted stock grants the better its short-term operating earnings. Unlike the case with cash profit-sharing bonuses, however, the executive will realize a benefit that also varies according to long-term factors — continued service to the Company and increases in shareholder value over the period the executive holds Company restricted stock.

          °     Stock Options
      In fiscal 2005, we made awards of incentive and nonqualified stock options to Company executives under the predecessor plan to the 2004 Plan. These awards were ratified by the Board. Company officers received 25 percent of their July 2004 long-term compensation awards in the form of stock options. Stock options we awarded to executives in fiscal 2005 have a ten-year term and become exercisable ratably over three years of continued service to the Company or its subsidiaries, with an option price equal to the market value on date of grant.
      In most cases, we determine by formula the number of option shares for which we make a grant. This formula uses the Black-Scholes option pricing model as part of a calculation of the number of option shares with a total value that will bring the executive officer’s total long-term compensation, including options, performance stock and restricted stock opportunities, to its intended level. In recognition of unique performance or circumstances, however, we may make some awards that vary from the formula calculation.
          °     Performance Stock
      Performance stock consists of shares of Common Stock issued to executive officers only if and when the Company achieves pre-defined performance for the defined performance cycle. The performance stock award agreements issued in fiscal 2005 contained a three-year performance cycle ending June 30, 2007. Payouts of Common Stock pursuant to those awards will range from none to 150 percent of the target number of shares, depending on the performance of the Company. If the Company achieves the defined “threshold” performance or less for that performance cycle, there will be no stock distributed to the executive under that award. If we achieve the defined “target” level of performance, we would make payouts equal to the target number of shares. If the Company exceeded the target level of performance, payouts would exceed the target number of shares, up to a maximum payout of 150 percent of the target number of shares, depending on the increment beyond target performance achieved.
      Although the Committee has the flexibility under the 2004 Plan to adjust performance measures in the future, its fiscal 2005 awards were performance stock in the form of shares of Common Stock earned 70 percent based on the Company’s return on beginning equity (ROE) relative to the NYSE and 30 percent based on the Company’s total shareholder return (TSR), or stock price appreciation plus dividends, relative to the NYSE. The Committee utilized historical NYSE ROE performance for the three-year period preceding the beginning of the performance cycle in establishing standards of ROE performance for that cycle. TSR of the Company will be measured relative to the NYSE over the performance cycle. For ROE and TSR awards both, the threshold for payout is the 50th percentile of NYSE companies for the measurement period, the target payout will be earned at performance equal to the 62nd percentile and the maximum payout will be earned if the Company achieves the 84th percentile or greater. Performance and payouts based on ROE will be independent of performance and payouts based on TSR.

Other Compensation
      We also believe that to retain high quality executive talent, the Company must maintain a competitive package of compensatory employee benefit and welfare plans. The Company’s executives currently are eligible to participate in the Company’s 401(k) plan, employee stock ownership plan, a deferred compensation plan and other employee benefit and welfare programs that are generally available to employees. The Company establishes these programs based primarily on its subjective evaluation of competitive practices at similar companies who compete with the Company for personnel.

Summary of Factors Influencing Compensation for Fiscal 2005
      The table below summarizes the performance and other factors directly influencing the amounts of the Company’s executive compensation for fiscal 2005:

Factors Directly Influencing Amounts of Executive Compensation

Short-Term
Performance
	Competitive			Continued Service	Long-term Increases
	Practices	Individual	Company	to Company	in Shareholder Value

Base Salary	X	X
Profit-sharing Bonuses	X		X
Stock Loans/ Restricted Stock	X		X	X	X
Stock Options	X		X	X	X
Performance Stock	X		X	X	X
Other	X			X	X
      Although base salary and cash profit-sharing bonuses are directly linked to short-term individual and Company performance, respectively, rather than long-term increases in shareholder value, many short-term performance goals are part of the Company’s long-term strategic plan, which is designed to result in long-term increases in shareholder value.

CEO Compensation
      We approve and recommend the CEO’s compensation to the Board, with each component determined according to the same criteria described above. In fiscal 2005, the Committee evaluated Mr. Karol’s performance utilizing a review of the Board and Mr. Karol’s direct reports. The Committee also evaluated competitive compensation data developed by its independent compensation consultant.
      We believe that Mr. Karol’s salary is competitive in relation to salaries of chief executive officers within the Company’s compensation peer group.
      Mr. Karol’s cash profit-sharing bonus is calculated using the application of a formula to a target amount as described above in the Cash Profit-Sharing section of this report.
      In fiscal 2005, with modification for the “bridge cycle” described above, we applied the ordinary methodology in determining Mr. Karol’s restricted stock, performance stock, and stock option awards.

Tax Deductibility of Executive Compensation
      Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to the named executive officers to $1 million per officer in any one year. Compensation which qualifies as performance-based compensation is not taken into account for purposes of this limitation. Should the compensation level of any named executive officer exceed $1 million for purposes of Internal Revenue Code Section 162(m), the Committee and Board will determine whether such compensation is appropriate, but may be influenced by factors other than full tax deductibility.

September 8, 2005

ElkCorp Compensation Committee
Dale V. Kesler, Chairman
James E. Hall
Shauna R. King
Michael L. McMahan
David W. Quinn

Performance Graphs
      The graphs below compare the cumulative total shareholder return on our Common Stock, including reinvestment of dividends, for the last five and ten fiscal years with the cumulative total return of the Russell 2000 Stock Index and the Dow Jones Building Materials Index.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG ELKCORP, THE RUSSELL 2000 INDEX
AND THE DOW JONES US BUILDING MATERIALS INDEX

Cumulative Total Return

	6/00	6/01	6/02	6/03	6/04	6/05

ElkCorp	100.00	89.06	121.36	100.94	108.23	129.99
Russell 2000	100.00	100.66	91.93	90.42	120.59	131.98
Dow Jones US Building Materials	100.00	117.14	126.15	115.63	160.48	197.00

*	$100 INVESTED ON 6/30/00 IN STOCK OR INDEX — INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING JUNE 30.
COMPARISON OF 10 YEAR CUMULATIVE TOTAL RETURN*
AMONG ELKCORP, THE RUSSELL 2000 INDEX
AND THE DOW JONES US BUILDING MATERIALS INDEX

Cumulative Total Return

	6/95	6/96	6/97	6/98	6/99	6/00	6/01	6/02	6/03	6/04	6/05

ElkCorp	100.00	82.71	128.00	175.65	306.98	244.14	217.42	296.29	246.44	264.23	317.37
Russell 2000	100.00	123.89	144.12	167.90	170.42	194.84	196.11	179.11	176.17	234.94	257.14
Dow Jones US Building Mat.	100.00	115.64	150.00	189.27	188.00	132.75	155.50	167.46	153.50	213.04	261.53

*	$100 INVESTED ON 6/30/95 IN STOCK OR INDEX — INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING JUNE 30.

      The preceding graphs are presented in accordance with SEC requirements. You are cautioned against drawing any conclusions from this information, as past results do not necessarily indicate future performance. The graphs in no way reflect a forecast of future financial performance.
      Despite any statement in any of our filings with the SEC that might incorporate part or all of any future filings with the SEC by reference, the Compensation Committee Report and performance graphs included with this proxy statement are not incorporated by reference into any such filings.
Summary Compensation Table
      The following table contains information about the compensation for the last three fiscal years of each person who served as chief executive officer during fiscal 2005 and each of the four other most highly compensated executive officers of ElkCorp (referred to below as the named executive officers), based on salary and bonus for fiscal 2005.

				Long-term Compensation

				Awards

					Securities
		Annual Compensation			Underlying Stock
Name and	Fiscal			Restricted	Options		All Other
Principal Position(a)	Year	Salary	Bonus(b)	Stock ($)(c)	(# of Shares)(d)	Payouts(e)	Compensation(f)

Thomas D. Karol	2005	$615,000	$674,163	$1,435,578	31,803	—	$87,661
	2004	565,000	379,782	189,858	135,500	—	68,955
	2003	495,000	145,627	72,942	100,160	—	96,077
Richard A. Nowak	2005	$435,000	$408,276	$792,530	17,028	—	$71,026
	2004	400,000	224,060	112,190	94,185	—	61,914
	2003	340,000	90,933	45,458	46,060	—	80,900
Gregory J. Fisher	2005	$236,640	$148,231	$186,051	3,672	—	$32,100
	2004	208,104	86,261	34,646	16,000	—	29,757
	2003	188,500	36,298	14,530	11,000	—	39,318
Matti Kiik	2005	$226,600	$134,845	$200,329	4,239	—	$34,185
	2004	220,000	93,657	37,437	16,000	—	33,947
	2003	198,792	44,952	15,418	12,000	—	42,763
David G. Sisler	2005	$226,022	$130,962	$200,235	4,278	—	$31,680
	2004	221,048	91,627	36,766	16,000	—	31,102
	2003	209,480	46,231	16,555	13,465	—	39,898

(a)	Capacities in which each named executive officer served during the last fiscal year:

Thomas D. Karol	Chairman of the Board and Chief Executive Officer
Richard A. Nowak	President and Chief Operating Officer
Gregory J. Fisher	Senior Vice President, Chief Financial Officer and Controller
Matti Kiik	Senior Vice President, Research and Development
David G. Sisler	Senior Vice President, General Counsel and Secretary

Amounts shown for Messrs. Nowak, Fisher and Kiik in fiscal 2003 represent all their compensation for that fiscal year from the Company and its subsidiaries.

(b)	Bonus amounts in the summary compensation table were paid under the Company’s Incentive Cash Bonus Plan, except amounts paid to Messrs. Nowak, Fisher and Kiik, through fiscal 2003, were paid under the Elk Incentive Cash Bonus Plan.

(c)	Number of shares multiplied by closing market price on date of grant. Restricted stock awards are shown above in the fiscal year they were earned, but some of the above grants were made in the quarter following that in which they were earned. The awards shown in the summary compensation table were made under the 2004 Amended and Restated ElkCorp Equity Incentive Compensation Plan for fiscal 2005. Portions of the grants shown are the “bridge cycle” grants described in the Compensation

Committee Report included with this proxy statement. Other grants were made in substitution for new loans to named executive officers under the Stock/ Loan Plan, which were discontinued during fiscal 2003. Restricted stock grants made in lieu of stock loans under the Company’s Stock/ Loan Plan vest in 20 percent increments over five years, and “bridge cycle” restricted stock grants vest in 33 1/3 percent increments over three years, with continued service to the Company. All restricted stock grants are thus subject to a risk of forfeiture. Any dividends payable on our Common Stock will be paid on all shares of restricted stock reflected in the table. As of June 30, 2005, the aggregate number of shares of unvested restricted stock held by the named executive officers, and the dollar value of such shares, was as follows: Mr. Karol, 48,182 shares ($1,375,596); Mr. Nowak, 26,929 shares ($768,823); Mr. Fisher, 7,062 shares ($201,620); Mr. Kiik, 7,896 shares ($225,431); and Mr. Sisler, 7,552 shares ($215,610).

(d)	See the table below entitled “Option Grants in Fiscal 2005” for further information concerning fiscal 2005 option grants.

(e)	In fiscal 2005, the Company made performance stock awards for which payouts cannot occur before fiscal 2008, and then only if the Company achieves defined return-on-equity or total shareholder returns for a three-year performance cycle beginning July 1, 2004 and ending June 30, 2007. See “Long-term Incentive Plans — Awards in Fiscal 2005” below.

(f)	Amounts in this column represent contributions by the Company to the ElkCorp Employees’ 401(k) Savings Plan and Employee Stock Ownership Plan, prior years’ loans forgiven under the Stock/Loan Plan (discontinued for executive officers in fiscal 2003) and supplemental retirement benefits summarized as follows:

      Company Contributions to Employees’ 401(k) Savings Plan and Employee Stock Ownership Plan:

	Year Ended June 30,

Name	2005	2004	2003

Thomas D. Karol	$14,350	$14,000	$14,000
Richard A. Nowak	14,350	14,000	14,000
Gregory J. Fisher	14,350	14,000	14,000
Matti Kiik	14,350	14,000	14,000
David G. Sisler	14,350	14,000	14,000
      Loans Forgiven Under the Stock/ Loan Plan:

	Year Ended June 30,

Name	2005	2004	2003

Thomas D. Karol	$14,108	$14,108	$14,108
Richard A. Nowak	20,944	24,514	27,528
Gregory J. Fisher	8,255	10,995	12,953
Matti Kiik	10,384	13,952	16,557
David G. Sisler	8,203	11,099	13,567
      Supplemental Retirement Benefits Contributed:

	Year Ended June 30,

Name	2005	2004	2003

Thomas D. Karol	$59,203	$40,847	$67,969
Richard A. Nowak	35,732	23,400	39,372
Gregory J. Fisher	9,495	4,762	12,365
Matti Kiik	9,451	5,995	12,206
David G. Sisler	9,127	6,003	12,331

Long-term Incentive Plans — Awards in Fiscal 2005

			Estimated Future Payouts
			under Non-Stock Price-Based Plans
	Number of Shares,
	Units or Other	Performance or Other Period	Threshold	Target	Maximum
Name	Rights (#)(1)	Until Maturation or Payout	(# of Shares) (2)	(# of Shares) (2)	(# of Shares) (2)

Thomas D. Karol	TSR	7/1/2004 — 6/30/2007	0	15,450	23,175
	ROE	7/1/2004 — 6/30/2007	0	36,060	54,090
Richard A. Nowak	TSR	7/1/2004 — 6/30/2007	0	8,970	13,455
	ROE	7/1/2004 — 6/30/2007	0	20,920	31,380
Gregory J. Fisher	TSR	7/1/2004 — 6/30/2007	0	2,190	3,285
	ROE	7/1/2004 — 6/30/2007	0	5,120	7,680
Matti Kiik	TSR	7/1/2004 — 6/30/2007	0	2,020	3,030
	ROE	7/1/2004 — 6/30/2007	0	4,700	7,050
David G. Sisler	TSR	7/1/2004 — 6/30/2007	0	2,070	3,105
	ROE	7/1/2004 — 6/30/2007	0	4,840	7,260

(1)	Number of shares is variable as described in footnote 2 below.

(2)	Fiscal 2005 awards were performance stock in the form of agreements for contingent issuance of shares of Common Stock, earned 70 percent based on the Company’s return on beginning equity (ROE) relative to the NYSE and 30 percent based on the Company’s total shareholder return (TSR), or stock price appreciation plus dividends, relative to the NYSE. The Compensation Committee utilized historical NYSE ROE performance for the three-year period preceding the beginning of the performance cycle in establishing standards of ROE performance for that cycle. TSR of the Company will be measured relative to the NYSE over the performance cycle. For ROE and TSR awards both, the threshold for payout is the 50th percentile of NYSE companies for the measurement period, the target payout will be earned at performance equal to the 62nd percentile and the maximum payout will be earned if the Company achieves the 84th percentile or greater. Payouts for performance between threshold and target, or between target and maximum, will be a prorated number of shares between the applicable levels in the above table. No payouts will be made for performance less than or equal to threshold. Performance and payouts based on ROE will be independent of performance and payouts based on TSR.
Option Grants in Fiscal 2005

	Individual Grants

	Number of	% of Total			Potential Realizable Value at Assumed
	Securities	Options			Annual Rates of Stock Price
	Underlying	Granted to	Exercise or		Appreciation for Option Terms(c)(d)
	Options	Employees in	Base Price Per
Name	Granted(a)	Fiscal 2005	Share(b)	Expiration Date	5%	10%

Thomas D. Karol	31,803	48.0%	$23.21	06/30/2014	$464,217	$1,176,417
Richard A. Nowak	17,028	25.7%	23.21	06/30/2014	248,552	629,879
Gregory J. Fisher	3,672	5.5%	23.21	06/30/2014	53,599	135,830
Matti Kiik	4,239	6.4%	23.21	06/30/2014	61,875	156,804
David G. Sisler	4,278	6.5%	23.21	06/30/2014	62,444	158,246
All Shareholders	N/A	N/A	N/A	N/A	$295,949,066	$749,993,036

(a)	Options become exercisable 33 1/3 percent per year on the first through the third anniversary dates of the grant. Options granted were for a term of ten years, subject to earlier termination upon certain terminations of employment. Upon the optionee’s death, permanent and total disability, retirement after age 62 or a change in control of the Company, all options reflected in this table would become immediately exercisable.

(b)	All options reflected in this table were granted at market value at date of grant. The exercise price may be paid in cash, delivery of already owned shares or a combination of cash and shares.

(c)	Gains are reported net of the option exercise price, but before any taxes associated with the exercise. These gains are calculated based on the stated assumed compounded rates of appreciation as set by the SEC for disclosure purposes. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions, as well as the option holder’s continued employment through the period over which options become exercisable in increments. The amounts reflected in this table may not be achieved.

(d)	The potential realizable value for all shareholders on Common Stock is calculated over a period of ten years, based on (i) a beginning stock price of $23.21, the exercise price of the option grants reflected in this table, and (ii) the number of outstanding shares on June 30, 2005. These gains may not be achieved.
Aggregated Option Exercises During Fiscal 2005 and Values at June 30, 2005
      The following table contains information about ElkCorp stock options that the named executive officers exercised during fiscal 2005, and the number and aggregate dollar value of stock options that named executive officers held at the end of fiscal 2005. In accordance with SEC rules, values are calculated by subtracting the total exercise price from the fair market value of the underlying Common Stock, which is deemed to be $28.55 per share, the closing price of the Common Stock on the NYSE on June 30, 2005.

			Number of Securities		Value of Unexercised In-the-
			Underlying Unexercised		Money Options At Fiscal
	Shares		Options at Fiscal Year-End		Year-End
	Acquired on	Value
Name	Exercise	Realized*	Exercisable	Unexercisable	Exercisable	Unexercisable

Thomas D. Karol	—	—	125,164	240,299	$794,894	$1,244,544
Richard A. Nowak	17,528	$482,593	123,893	140,554	807,135	730,585
Gregory J. Fisher	4,020	85,104	34,541	28,614	217,457	146,956
Matti Kiik	5,729	104,086	30,440	30,839	118,420	159,392
David G. Sisler	2,391	72,365	50,917	33,791	291,561	177,483

*	Market value of underlying securities at exercise date minus the exercise price, not reduced for taxes, if any, payable upon exercise.
Stock/ Loan Balances
      The named executive officers have outstanding loans from the Company under the Stock/ Loan Plan described in the Compensation Committee Report included with this proxy statement. Participation in the Stock/ Loan Plan was discontinued for all ElkCorp executive officers effective July 30, 2002, but then existing loans remained outstanding in accordance with their terms. Stock/ Loans bear interest at a rate equal to the applicable mid-term federal rate established by the Internal Revenue Service. Such loans, including interest, are forgiven in increments with employees’ continued service to the Company or its subsidiaries. No named executive officer had a loan balance of $60,000 or more at any time in fiscal 2005, or thereafter.

Equity Compensation Plan Information
      The following table presents information as of June 30, 2005 with respect to compensation plans under which equity securities were authorized for issuance by the Company.

Number of securities
	Number of securities		remaining available for
	to be issued	Weighted-average	future issuance under equity
	upon exercise of	exercise price of	compensation plans
	outstanding options,	outstanding options,	(excluding securities
Plan category	warrants and rights	warrants and rights	reflected in column(a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders:
Incentive Stock Option Plan(1)	1,204,221	$22.37	0
Equity Incentive Compensation Plan(2)	474,808	$22.69	1,475,713
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	1,679,029	$22.47	1,475,713

(1)	Represents the 1998 Elcor Corporation Incentive Stock Option Plan and the incentive stock option plan it restated.

(2)	Represents the 2004 Plan and the equity incentive compensation plan it restated.
Change-in-Control (Severance) Agreements
      ElkCorp has entered into severance agreements with certain officers and employees, including each of the named executive officers. ElkCorp intends for the agreements to protect the Company and its shareholders, as well as these officers and employees, in the event of a threatened or actual change in control of the Company. The agreements are designed to reinforce these officers’ and employees’ dedication to the Company’s best interests before and after such a transaction, and would reduce the likelihood that these officers and employees would leave the Company prematurely. In structuring and deciding upon the level of benefits, the Compensation Committee and Board utilized, among other things, a survey prepared by the Company’s outside counsel of competitive practices within the Company’s peer group based on public filings.
      The agreements provide for severance benefits upon certain terminations of employment within three years after a change in control of the Company. Change in control events under the employment agreements include:

•	the acquisition of 40% or more of the Company’s outstanding voting securities;

•	certain mergers or consolidations;

•	the approval by the Company’s shareholders of a plan of dissolution or liquidation;
or

•	certain sales or transfers of 67% or more of the fair value of the Company’s operating assets or earning power.
      Under the agreements, if the officer’s or employee’s employment with the Company or its subsidiary is terminated within three years of a change in control under certain circumstances, the officer or employee will be entitled to receive a lump-sum severance payment equal to two times (except for Messrs. Karol and Nowak who would receive 2.99 times) the highest annual cash compensation they received in any calendar year during the three-year period immediately preceding termination, plus all outstanding loans under the Company’s Stock/ Loan Plan would be forgiven in full. In addition, under the agreements, for a period of two years following a change in control (three years for Messrs. Karol and Nowak), the officers and employees would be entitled to medical, disability and life insurance coverage at a cost to the officer or employee of no more than 120% of the amount the officer or employee paid for such benefits immediately prior to the change in control.

      In addition, under the 2004 Plan and predecessor plans, all options and shares of restricted stock held by officers and employees under the plans, including the named executive officers, would become immediately vested upon a change in control.
OTHER MATTERS

•	Code of Conduct

•	Ethics in Financial Reporting

•	Section 16(a) Beneficial Ownership Reporting Compliance

•	Communications with the Company

•	Corporate Governance Guidelines and Committee Charters

•	Next Year’s Annual Meeting
Code of Conduct
      Since May 1979, we have maintained General Policy D-2, a code of conduct requiring employees to comply with laws, conduct themselves ethically and avoid improper conflicts of interest, gifts, corporate loans and political contributions. Annually, we require our employees to report to our internal auditor on their compliance with the code of conduct. The current version of the code of conduct, which have Board and Audit Committee approval, is published on our website at www.elkcorp.com.
Ethics in Financial Reporting
      To supplement the code of conduct that binds each of our employees, we have obtained a formal written commitment from each ElkCorp financial officer and its chief executive officer to abide by a code of ethics setting forth standards of ethical conduct for the preparation and review of the Company’s financial statements and reports. This code is published on our website at www.elkcorp.com, and has received the review and approval of our Board and Audit Committee.
      We also have retained an independent third party to maintain a toll-free confidential “hot-line” for employees to report any accounting or auditing concerns they may have. Any such concerns are reported by the third-party agency directly to the Company’s General Counsel, without identifying the reporting employee and without screening any accounting or auditing concerns. In turn, the General Counsel is required to report any such concerns directly to the Chairman of the Audit Committee.
Section 16(a) Beneficial Ownership Reporting Compliance
      Our directors, executive officers and 10 percent shareholders are required to file with the SEC and the NYSE reports of ownership and changes in ownership in their holdings of Common Stock. Based on an examination of these reports and on written representations provided to ElkCorp, we believe that such persons filed several reports that were untimely in fiscal 2005. In fiscal 2005, each non-employee director (James E. Hall, Dale V. Kesler, Shauna R. King, Michael L. McMahan and David W. Quinn) filed one late Form 4 reporting the Company’s issuance to them of the fiscal 2005 director’s restricted stock award. These late filings resulted from a failure by personnel at the Company to timely communicate the lapse of an applicable contingency triggering the filing to the directors’ filing agent. Each officer (Thomas D. Karol, Richard A. Nowak, Gregory J. Fisher, Leonard R. Harral, Matti Kiik, David G. Sisler, and James J. Waibel) filed one late Form 4 in fiscal 2005 to report shares of restricted stock cancelled to pay tax withholding on restricted stock which vested, due to oversight and delays in Company communication of data. In addition, one officer, Mr. Matti Kiik, filed one late Form 4 in fiscal 2005 reporting a sale of shares, due to a failure by his broker to communicate the trade to his filing agent as instructed. To address the increased incidence of delinquencies, the Company, as filing agent for its directors and officers, is reassessing its communication procedures.

Communications with the Company
      Shareholders may communicate directly with our Board of Directors, any Board committee, all independent directors, or any one director serving on the Board by sending written correspondence to the desired person or entity attention of the Company’s Secretary at ElkCorp, 14911 Quorum Drive, Suite 600, Dallas, Texas 75254.
      Our Corporate Governance Committee will consider shareholder-recommended candidates for potential nomination to the Board if such candidates are independent, financially literate, and otherwise qualified to serve by education and experience. To obtain consideration by the Committee, any such candidate must be submitted in writing as described in the previous paragraph, along with complete background information, at a date not less than 270 days before the date of the scheduled annual meeting of shareholders. Information about the candidate that must be contained in the notice suggesting a potential candidate to the Corporate Governance Committee includes without limitation his/her name, age, business and residence addresses, principal occupation or employment, number of shares of the Company’s Common Stock owned as of the date of the notice, and any information that would be required to be disclosed under Regulations 13D and 13G under the Exchange Act. Information about the shareholder suggesting the potential candidate that must be contained in the notice includes without limitation his/her/its name and address as they appear in our stock transfer and registration records, and like information for each other shareholder known by the suggesting shareholder to be supporting the candidate. Although we can give no assurance that any such candidate will be recommended for nomination by the Committee or nominated by the Board of Directors, the Committee prefers that shareholders use this opportunity, rather than direct nominations, to enable it to apply the same review process as is applied to Committee-generated candidates.
Corporate Governance Guidelines and Committee Charters
      We maintain an internet website at http://www.elkcorp.com. In the Investor Relations section of the website, we post among other things our key committee charters, corporate governance guidelines and code of business conduct and ethics, which are available to be viewed on our website and are available in print to any shareholder upon request to the Company’s Secretary at ElkCorp, 14911 Quorum Drive, Suite 600, Dallas, Texas 75254.
Next Year’s Annual Meeting
      We currently expect that the 2006 Annual Meeting of Shareholders will be held on Tuesday, October 24, 2006. If the meeting is held on that date, advance notice of any shareholder proposals for business to be conducted at that meeting must be given by a proposing shareholder by July 26, 2006. Any such shareholder proposals intended to be presented at the 2006 Annual Meeting and included in our proxy materials for that meeting must be received by the Company no later than May 19, 2006, and must comply with the Bylaws and applicable SEC rules. Copies of the Bylaws are publicly available at the SEC.

EXHIBIT A
ELKCORP
AUDIT COMMITTEE CHARTER
(Amended and Restated April 25, 2005)
ESTABLISHMENT AND PURPOSE
      One committee of the Board of Directors of ElkCorp (the “Corporation”) will be known as the Audit Committee (“Audit Committee” or “Committee”). The primary purpose of the Committee is to assist the Board of Directors in fulfilling its oversight of the integrity of ElkCorp’s financial statements, ElkCorp’s compliance with financial reporting requirements, the independent auditors’ qualifications, independence and performance, and the performance of ElkCorp’s internal audit function.
MISSION AND PRINCIPLES
      The Committee shall have the following mission and strive to apply the following principles in the performance of its duties for the Corporation:

•	The integrity of financial information provided by the Corporation to any governmental body or the public is essential to the long-term success of the Corporation. It necessitates that the Committee provide review of the Corporation’s published financial statements and related reports, as well as the Corporation’s systems of internal controls regarding finance, accounting, financial reporting, compliance and ethics, and the Corporation’s auditing, accounting and financial reporting process generally.

•	The Committee should foster adherence to the Corporation’s policies, procedures and practices at all levels and should encourage continuous improvement of them.

•	The Corporation’s independent auditors are ultimately accountable to and will report directly to the Committee.

•	The Corporation’s internal audit function is accountable to and will ultimately report to the Committee.
MEMBERSHIP
General
      The Committee shall consist of three or more directors, as determined by the Board. Committee members shall be appointed by the Board, and each Committee member shall serve for a period of one year or until such time as their successor has been duly named and qualified.
Independence
      The Board must determine in its best judgment no less than annually that each member of the Committee is independent of management and qualified to serve by experience or education. An independent director means a person who has been affirmatively determined by the Board to be free of a material relationship with the Corporation, its subsidiaries, affiliates or officers, other than his or her relationship as a director or Board committee member, and otherwise independent. Without limiting the foregoing, the Board should confirm that:

•	the director is not disqualified from independence under applicable Securities and Exchange Commission (SEC) or New York Stock Exchange (NYSE) standards, and any applicable laws, regulations, and rules, as amended from time to time; and

•	the director is free of any other direct or indirect relationship with the Corporation or its subsidiaries that is reasonably likely to interfere with the director’s exercise of his or her independent judgment based on the corporate merits of a subject before the Board rather than extraneous considerations or influences.

      Each member of the Committee shall remain independent during their term of service on the Committee, and may not accept any consulting, advisory or other compensatory fee or other compensation, other than standard director’s and committee compensation from the Corporation, nor become an affiliated person of the Corporation or any of its subsidiaries.
Other Qualifications
      To be qualified to serve, each member of the Committee shall be financially literate under applicable laws, regulations, rules and Board standards. All members of the Committee shall have a working familiarity with basic finance and accounting practices. At least one member of the Committee shall be a financial expert as defined under the Sarbanes-Oxley Act of 2002, and other applicable laws, regulations, values and Board standards.
      Generally, no member of the Committee shall serve as a member of the audit committee of more than two public companies other than the Corporation. If a member of the Committee serves or is nominated or proposed to serve as a member of the audit committee of more than two other public companies, such member shall deliver a written statement to the Board and the Committee on an annual basis describing the time commitment required in order for such member to serve on the audit committee of each such other public company and any expected changes in such time commitment during the next year, and the Board (with the member under discussion absent) shall evaluate such information in determining whether such other time commitments should disqualify such member from serving on the Committee.
DUTIES
      The Committee shall perform the following duties:
General
      The Committee shall provide such assistance as the Board shall request in connection with the general oversight of the Corporation’s financial reporting, legal and regulatory compliance, internal control and audit functions.
Independent Auditors
      The independent auditors for the Corporation are ultimately accountable to the Board and the Committee, and the Committee has the ultimate authority and responsibility for the selection, appointment, compensation, evaluation, retention and oversight of the work of any independent auditors engaged (including resolution of any disagreements between management and the auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Corporation. Such independent auditors shall report directly to the Committee. Without limiting the foregoing, the Committee shall have the duty and responsibility to:

•	select, appoint, evaluate, retain, terminate and replace the Corporation’s independent auditors (subject, if the Committee so determines or it is required by NYSE standards or law, to shareholder ratification);

•	review the planned scope and arrangements for annual audits;

•	obtain and review, at least annually, a report by the Corporation’s independent auditors describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm; and, any steps taken to deal with any such issues;

•	ensure that the independent auditors submit on a periodic basis to the Committee a formal written statement delineating all relationships between the auditors and the Corporation, actively engage in a dialogue with the auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors, and recommend that the Board take appropriate action in response to the reports from the auditors to satisfy itself of the auditors’ independence;

•	establish policies for audit partner rotation on no more than a five-year cycle, and periodically evaluate whether or not audit firm rotation is required or appropriate;

•	review any report made by the Corporation’s independent auditors pursuant to Section 10A(k) of the Exchange Act (critical accounting policies, potential alternative treatments and material written communications between the independent auditors and management);

•	review with auditors and management recent FASB, SEC or other agency pronouncements that may impact the Corporation’s accounting, financial reporting, or internal controls;

•	discuss anything else about audit procedures or findings that GAAS or other applicable standards, rules or regulations require the independent auditors to discuss with the Committee, or vice versa;

•	review with the Corporation’s independent auditors any audit problems or difficulties and any significant findings and recommendations of auditors, and management’s response;

•	resolve any disagreements between management and Corporation’s independent auditors regarding financial reporting; and

•	pre-approve all audit engagement fees and terms and pre-approve all non-audit services provided to the Corporation by its independent auditors (subject to the de minimis exceptions for certain non-audit services set forth in Section 10A(i)(1)(B) of the Exchange Act); provided, that the Committee may delegate to one or more subcommittees the authority to grant approvals of audit and permitted non-audit services.
Complaints
      The Committee shall establish procedures for (i) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting, internal controls or auditing matters.
Other Responsibilities
      It shall also be the duty and responsibility of the Committee to:

•	review the Corporation’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and discuss the annual audited financial statements and quarterly financial statements of the Corporation and other significant financial disclosures with management and the independent auditors of the Corporation, including without limitation the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and any other matters required to be reviewed under applicable legal, regulatory or NYSE requirements;

•	review and discuss earnings press releases to be issued by the Corporation, as well as financial information and earnings guidance provided to analysts and rating agencies;

•	consider and discuss with management, as appropriate, the activities, organizational structure and qualifications of internal auditors;

•	review and discuss routine reports of internal auditors;

•	review and discuss any reports of independent auditors, internal auditors and management on accounting and financial reporting errors, fraud or defalcations, illegal acts and non-compliance with the Corporation’s Policy on Legal and Ethical Compliance/ Conflicts of Interest/ Gifts/ Political

Contributions (General Policy Letter D-2) (as it may be modified from time to time, “Code of Conduct”);

•	as appropriate, obtain advice and seek assistance from outside legal, accounting or other advisors;

•	review management’s internal control report and the independent auditor’s attestation related thereto;

•	discuss policies with respect to risk assessment and risk management;

•	meet separately, periodically, with management, with internal auditors (or other personnel responsible for the internal audit function) and with independent auditors;

•	discuss any matters required to be discussed by Statement on Auditing Standards No. 61, as it may be amended;

•	set clear hiring policies for employees or former employees of the independent auditors, including such minimum “cooling off period” or other procedures necessary, under standards of the Public Company Accounting Oversight Board, SEC, NYSE or other regulatory agencies or self-regulatory organizations, to preserve the independence of auditors and members of the Committee;

•	when requested by the Board or the General Counsel of the Corporation, review with the Board or the General Counsel the Corporation’s Code of Conduct, Code of Ethics for financial officers and the chief executive officer, and loss contingencies or other matters that may have a material effect on the financial condition or results of operations of the Corporation or its compliance policies; and

•	perform such other appropriate functions which from time to time may be assigned by the Board of Directors.

Certain Limitations
      It is the responsibility of the Corporation’s management to prepare consolidated financial statements that are complete and accurate and in accordance with generally accepted accounting principles, and it is the responsibility of the Corporation’s independent auditors to audit those financial statements. The Committee’s responsibility in this regard is one of oversight and review, not to provide any expert or other special assurance as to such financial statements.
      Although the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to initiate or conduct investigations unless directed to do so by the Board, or to administer compliance with applicable laws or regulations or the Corporation’s policies and procedures. Furthermore, the manner in which such responsibilities and powers are to be exercised should be determined by the Committee in light of the circumstances and conditions existing from time to time. In many cases, the Committee will discharge its responsibilities through evaluating information and reports presented or otherwise given to the Committee by the Corporation’s management, internal auditors and independent accountants. Members of the Committee are not required to assume the full functions or responsibilities of full-time employees of the Corporation or of experts in the fields of accounting or auditing.
ADMINISTRATION AND OPERATION
Election
      The Board of Directors shall elect the members of the Committee at its first meeting following the Annual Meeting of Shareholders. Unless the Board of Directors elects a Chair, the members of the Committee shall designate a Chair by majority vote of the full Committee membership.

Meetings
      The Committee will meet at least quarterly, and more frequently if circumstances warrant. A majority shall constitute a quorum of the Committee for purposes of each meeting. All Committee actions shall be taken by a majority vote of the quorum of members present in person or by telephone at the meeting.
      The Committee members will have sole discretion in determining the meeting attendees and agenda. Senior executive officers may be invited to participate in meetings of the Committee, but may be excused from participation in discussions of any matter under consideration at the discretion of the Committee.
Subcommittees
      To the extent permitted by the Corporation’s bylaws, NYSE listing standards and applicable law, the Committee may delegate specified duties and responsibilities to a subcommittee created by a vote of a majority of the members of the Committee. Each subcommittee shall have one or more members designated by the Committee, and shall be governed by such procedures as the Committee shall determine from time to time.
Committee Rules
      Meetings need not be conducted according to Roberts Rules of Order or any other particular procedures, and the Committee may establish such rules as it determines to be necessary or appropriate to conduct its business, so long as such rules do not contravene the express provisions of its bylaws, this Charter or applicable law, including without limitation the requisite quorum and vote.
Committee Access to Management, Employees and Outside Advisors
      Members of the Committee shall have direct access to the Corporation’s senior management, employees, and financial, legal and other business advisors, as requested, and as may be necessary and appropriate to support Committee functions.
Authority to Engage Counsel And Advisors
      The Committee shall have the sole authority (with the knowledge of the Board) to retain and terminate independent auditors, and the authority to hire independent counsel, and accounting, financial and other advisors as may be necessary or appropriate to support Committee functions.
Performance Evaluation of Committee
      The Committee will establish and recommend for Board approval the criteria, procedures and timing of an annual performance evaluation of the Audit Committee. As part of this annual performance evaluation, the Committee will review and reassess the Committee’s charter, responsibilities, and methodology and institute appropriate changes to improve performance or reflect changes in the business or regulatory environment.
Reports
      The Committee will keep minutes of its meetings and promptly report on all Committee business and affairs to the Board. In addition, the Committee will prepare the Audit Committee Report to shareholders included with the annual proxy statement, and file its charter with the proxy statement in accordance with applicable regulations of the SEC or as otherwise required by law or appropriate.

UNLESS OTHERWISE INSTRUCTED HEREON, IT IS INTENDED THAT THE PROXIES WILL VOTE THE SHARES FOR ITEMS 1 AND 2.

Please	☐
Mark Here
for Address
Change or
Comments
SEE REVERSE SIDE

1.	ELECTION OF DIRECTORS
Nominees:
Messrs. 01 Steven J. Demetriou, 02 Michael L. McMahan, and 03 Richard A. Nowak

	FOR all Nominees	WITHHOLD
	(except any Nominees	AUTHORITY
	noted below)	for all Nominees
	☐	☐

To vote against any individual Nominee, write that Nominee’s name on the line below.

2.	RATIFICATION OF GRANT THORNTON LLP AS AUDITORS FOR FISCAL 2006	FOR ☐	AGAINST ☐	ABSTAIN ☐

Signature                                                                                 Signature                                                                                 Date

Please date and sign exactly as name appears on this proxy. Joint owners should each sign. If held by a corporation, please sign full corporate name by duly authorized officer. Executors, administrators, trustees, etc. should give full title as such.

▲FOLD AND DETACH HERE▲

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 12:00 P.M. Central Time on October 18, 2005.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.proxyvoting.com/elk-ep		1-866-540-5760		Mark, sign and date
Use the Internet to vote your proxy.		Use any touch-tone telephone to		your proxy card
Have your proxy card in hand when	OR	vote your proxy. Have your proxy	OR	and
you access the web site.		card in hand when you call.		return it in the
enclosed postage-paid
envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

ElkCorp

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
OCTOBER 25, 2005, 10:00 A.M., CENTRAL TIME
ElkCorp Corporate Headquarters
14911 Quorum Drive, Suite 600, Dallas, Texas 75254-1491

     The undersigned, revoking all prior proxies, hereby appoints Thomas D. Karol, Richard A. Nowak and David G. Sisler, or any one of them, with full power of substitution, as proxies to represent and vote as designated hereon all shares of common stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of ElkCorp dated October 25, 2005 and at any adjournment(s) thereof (collectively, the “Meeting”), with all the powers the undersigned would possess if personally present and voting thereat, (a) as instructed on the reverse side with respect to the matters more fully described in the Proxy Statement dated September 16, 2005, and (b) in their discretion upon other matters which properly come before the Meeting.

PLEASE SEE REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

▲FOLD AND DETACH HERE▲

UNLESS OTHERWISE INSTRUCTED HEREON, IT IS INTENDED THAT THE PROXIES WILL VOTE THE SHARES FOR ITEMS 1 AND 2.

Please	☐
Mark Here
for Address
Change or
Comments
SEE REVERSE SIDE

1.	ELECTION OF DIRECTORS
Nominees:
Messrs. 01 Steven J. Demetriou, 02 Michael L. McMahan, and 03 Richard A. Nowak

	FOR all Nominees	WITHHOLD
	(except any Nominees	AUTHORITY
	noted below)	for all Nominees
	☐	☐

To vote against any individual Nominee, write that Nominee’s name on the line below.

2.	RATIFICATION OF GRANT THORNTON LLP AS AUDITORS FOR FISCAL 2006	FOR ☐	AGAINST ☐	ABSTAIN ☐

Signature                                                                                 Signature                                                                                 Date

Please date and sign exactly as name appears on this proxy. Joint owners should each sign. If held by a corporation, please sign full corporate name by duly authorized officer. Executors, administrators, trustees, etc. should give full title as such.

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Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 P.M. Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.proxyvoting.com/elk		1-866-540-5760		Mark, sign and date
Use the Internet to vote your proxy.		Use any touch-tone telephone to		your proxy card
Have your proxy card in hand when	OR	vote your proxy. Have your proxy	OR	and
you access the web site.		card in hand when you call.		return it in the
enclosed postage-paid
envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

ElkCorp

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
OCTOBER 25, 2005, 10:00 A.M., CENTRAL TIME
ElkCorp Corporate Headquarters
14911 Quorum Drive, Suite 600, Dallas, Texas 75254-1491

     The undersigned, revoking all prior proxies, hereby appoints Thomas D. Karol, Richard A. Nowak and David G. Sisler, or any one of them, with full power of substitution, as proxies to represent and vote as designated hereon all shares of common stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of ElkCorp dated October 25, 2005 and at any adjournment(s) thereof (collectively, the “Meeting”), with all the powers the undersigned would possess if personally present and voting thereat, (a) as instructed on the reverse side with respect to the matters more fully described in the Proxy Statement dated September 16, 2005, and (b) in their discretion upon other matters which properly come before the Meeting.

PLEASE SEE REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

▲FOLD AND DETACH HERE▲